Exhibit 99.1

Seattle Genetics Reports Fourth Quarter and Year 2009 Financial Results

and Provides 2010 Financial Outlook

-More than $120 million generated during 2009 from collaboration activities-

-Conference call today at 5:00 p.m. ET-

Bothell, WA — February 9, 2010 — Seattle Genetics, Inc. (Nasdaq: SGEN) today reported financial results for the fourth quarter and year ended December 31, 2009. The company also highlighted recent product development activities and planned milestones and provided its 2010 financial outlook.

“In 2009 we made significant progress with our product pipeline, signed a strategic collaboration for our lead product candidate, brentuximab vedotin (SGN-35), entered into several new antibody-drug conjugate (ADC) deals and generated more than $120 million from both product and technology collaboration activities,” said Clay B. Siegall, Ph.D., President and Chief Executive Officer of Seattle Genetics. “We are in the strongest financial position in the company’s history, and during 2010 we expect to continue our positive momentum. We are on track to report top-line data from our pivotal brentuximab vedotin trial for Hodgkin lymphoma in the second half of 2010, positioning us for a planned New Drug Application (NDA) submission in the first half of 2011. We also expect to report key data from a second late-stage program, lintuzumab, in the second quarter of 2010. Lastly, we are preparing for product commercialization while continuing to invest in our broad pipeline of antibody-based therapies for cancer.”

Recent Highlights and Upcoming Milestones

Brentuximab Vedotin (SGN-35)

•

Entered into a global collaboration with Millennium: The Takeda Oncology Company under which Seattle Genetics received $60 million upfront and retained commercialization rights in the United States and Canada. Millennium has rights to commercialize brentuximab vedotin in the rest of the world and will fund 50 percent of joint development costs. Development funding by Millennium over the first three years of the collaboration is expected to be at least $75 million. Seattle Genetics is entitled to receive milestone payments that could total more than $230 million and tiered double-digit royalties based on net sales in Millennium’s territories

•

Expect to report data from a pivotal trial in relapsed and refractory Hodgkin lymphoma in the second half of 2010 and submit an NDA to the U.S. Food and Drug Administration (FDA) in the first half of 2011

•	Expect to complete enrollment in a phase II systemic anaplastic large cell lymphoma (ALCL) clinical trial by mid-2010

•	Initiated a phase I clinical trial in combination with chemotherapy for front-line treatment of patients with Hodgkin lymphoma

•	On track to initiate a phase III Hodgkin lymphoma relapse prevention study in the first half of 2010 designed to support full approval in the United States and Europe

•	Conducting pre-commercialization activities to prepare for planned product launch in the United States and Canada

•

Reported data from a phase I weekly dosing clinical trial in patients with Hodgkin lymphoma and systemic ALCL demonstrating that 56 percent of patients achieved a complete or partial remission at generally well-tolerated doses; the majority of treatment-related adverse events were Grade 1 or 2, with the most common being peripheral neuropathy, fatigue and nausea (American Society of Hematology 2009 annual meeting)

Lintuzumab (SGN-33)

•

Continued patient treatment and follow-up in a randomized phase IIb trial of lintuzumab plus low-dose chemotherapy for patients 60 years and older with acute myeloid leukemia to determine if the combination extends overall survival; data from this trial are expected in the second quarter of 2010

•	The first patient was treated in a phase II investigator-sponsored trial of lintuzumab in combination with Vidaza (azacitidine) for patients with myelodysplastic syndromes

Dacetuzumab (SGN-40)

•	Announced that the worldwide collaboration with Genentech, a wholly-owned member of the Roche Group, for the development of dacetuzumab will end in June 2010

•	Evaluating clinical and preclinical data to determine potential next steps for the program

SGN-70

•	Expect to complete enrollment in a phase I clinical trial for autoimmune diseases during 2010

SGN-75

•	Initiated a phase I clinical trial for CD70-positive relapsed and refractory non-Hodgkin lymphoma and metastatic renal cell carcinoma

ASG-5ME

•	Advanced investigational new drug application-enabling activities towards planned clinical trials for prostate and pancreatic cancer during 2010

ADC Collaborations

•

Expanded the ADC collaboration with Agensys, an affiliate of Astellas Pharma, under which Seattle Genetics received a $12 million upfront payment and an option to co-develop a third ADC under the collaboration and is entitled to receive future fees, milestones and royalties in exchange for access to its ADC technology for additional antigen targets

•

Entered into an ADC collaboration with GlaxoSmithKline (GSK) under which Seattle Genetics received an upfront payment of $12 million and is entitled to receive fees, milestones and royalties in exchange for access to its ADC technology for use with multiple antigen targets to be named by GSK

Fourth Quarter and Year 2009 Financial Results

Revenues in the fourth quarter of 2009 were $21.8 million, compared to $10.1 million in the fourth quarter of 2008. For the full year 2009, revenues were $52.0 million, up from $35.2 million for the full year 2008. The increases in revenues were primarily driven by the earned portion of payments received under the company’s dacetuzumab collaboration with Genentech. Increases in 2009 revenues also reflect amounts earned under the company’s new and ongoing ADC collaborations.

Total operating expenses for the fourth quarter of 2009 were $34.5 million, compared to $41.9 million for the fourth quarter of 2008. For the year 2009, total operating expenses were $136.8 million, compared to $127.0 million for the year 2008. The planned increase in expenses for the year in 2009 was primarily driven by clinical development and manufacturing activities for brentuximab vedotin. Fourth quarter 2009 expenses decreased compared to the fourth quarter of 2008 as a result of lower manufacturing costs for dacetuzumab and brentuximab vedotin, and decreased lintuzumab clinical trial costs. Non-cash, share-based compensation expense for the year 2009 was $11.8 million, compared to $10.4 million for the year 2008.

Net loss for the fourth quarter of 2009 was $12.1 million, or $0.12 per share, compared to $30.6 million, or $0.38 per share, for the fourth quarter of 2008. For the twelve months ended December 31, 2009, net loss was $81.7 million, or $0.90 per share, compared to $85.5 million, or $1.09 per share, for the year ended December 31, 2008.

As of December 31, 2009, Seattle Genetics had $287.7 million in cash and investments, compared to $306.0 million as of September 30, 2009. Cash and investments as of December 31, 2009 exclude a $60 million upfront payment from the company’s brentuximab vedotin collaboration with Millennium: The Takeda Oncology Company and a $12 million upfront payment from the company’s ADC collaboration with GSK, both of which were received in January 2010.

2010 Financial Outlook

Seattle Genetics anticipates 2010 revenues will be in the range of $95 million to $105 million. These revenues are generated from fees, milestones and reimbursements earned through the company’s brentuximab vedotin, dacetuzumab and ADC collaborations. Revenues are expected to include approximately $70 million related to the company’s dacetuzumab collaboration that will end in June 2010, primarily related to cash amounts previously received.

Total 2010 operating expenses are expected to be in the range of $160 million to $180 million. Operating expenses will be primarily directed towards brentuximab vedotin pivotal development and pre-commercialization activities, as well as development and clinical activities for lintuzumab, SGN-75 and ASG-5ME. Brentuximab vedotin development expenses incurred by the company under the collaboration will be recognized as expense as incurred. Under the collaboration, Millennium will co-fund costs related to joint development activities on a 50:50 basis. Cash payments received from Millennium under the collaboration, including the $60 million upfront payment, development reimbursements and milestone payments are deferred and recorded as revenue over the development period of the collaboration, currently estimated at eight years. Included in operating expenses are non-cash amounts expected to be in the range of $17 million to $20 million, primarily attributable to share-based compensation expense.

The company expects that its net cash used in operating activities for the year 2010 will be less than $20 million, and that it will end the year with more than $265 million in cash and investments.

Conference Call Details

Seattle Genetics’ management will host a conference call and webcast to discuss the financial results and provide an update on business activities. The event will be held today at 2:00 p.m. Pacific Time (PT); 5:00 p.m. Eastern Time (ET). The live event will be available from Seattle Genetics’ website at www.seattlegenetics.com, under the Investors and News section, or by calling

(888) 549-7880 (domestic) or (480) 629-9867 (international). The access code is 4206600. A replay of the discussion will be available beginning at approximately 4:00 p.m. PT today from Seattle Genetics’ website or by calling (800) 406-7325 (domestic) or

(303) 590-3030 (international), using access code 4206600. The telephone replay will be available until 4:00 p.m. PT on Thursday, February 11, 2010.

About Seattle Genetics

Seattle Genetics is a clinical stage biotechnology company focused on the development and commercialization of monoclonal antibody-based therapies for the treatment of cancer and autoimmune disease. The company’s lead product candidate, brentuximab vedotin, is in a pivotal trial under a special protocol assessment with the FDA. Brentuximab vedotin is being developed in collaboration with Millennium: The Takeda Oncology Company. In addition, Seattle Genetics has four other product candidates in ongoing clinical trials: lintuzumab (SGN-33), dacetuzumab (SGN-40), SGN-70 and SGN-75. Seattle Genetics has collaborations for its ADC technology with a number of leading biotechnology and pharmaceutical companies, including Genentech, Bayer, Celldex Therapeutics, Progenics, Daiichi Sankyo, MedImmune, a subsidiary of AstraZeneca, Millennium: The Takeda Oncology Company and GlaxoSmithKline as well as an ADC co-development agreement with Agensys, an affiliate of Astellas. More information can be found at www.seattlegenetics.com.

Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for regulatory approval and commercial launch of brentuximab vedotin, initiation of future clinical trials, data availability from ongoing clinical trials, and the company’s expectations for its 2010 financial outlook. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials, whether caused by competition, adverse events, patient enrollment rates, regulatory issues or other factors; that data from our phase I clinical trials of brentuximab vedotin may not necessarily be indicative of the subsequent clinical trial results, including our pivotal clinical trial results; and that the safety and/or efficacy results of these trials, including the brentuximab vedotin pivotal clinical trial for relapsed or refractory Hodgkin lymphoma, will not support continued development or, in the case of our pivotal trial, an application for marketing approval in the United States or any other country. In addition, we may not obtain priority review of our marketing application and consequently may be delayed in the planned U.S. commercial launch of brentuximab vedotin. We may also fail to achieve milestones under our collaborations and experience unforeseen increased expenses or unexpected reductions in revenues. More information about the risks and uncertainties faced by Seattle Genetics is contained in the company’s 10-Q for the quarter ended September 30, 2009 filed with the Securities and Exchange Commission. Seattle Genetics disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Peggy Pinkston

(425) 527-4160

ppinkston@seagen.com

Seattle Genetics, Inc.

Condensed Consolidated Balance Sheets

(Unaudited)

(In thousands)

	December 31, 2009	December 31, 2008
Assets
Cash, cash equivalents, short and long term investments	$287,730	$160,708
Other assets	100,603	27,009

Total assets	$388,333	$187,717

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$19,496	$15,879
Deferred revenue and long-term liabilities	162,637	92,820
Stockholders’ equity	206,200	79,018

Total liabilities and stockholders’ equity	$388,333	$187,717

Seattle Genetics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(In thousands except per share amounts)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
Revenues	$21,769	$10,068	$51,965	$35,236
Expenses
Research and development	28,918	37,582	119,139	110,944
General and administrative	5,552	4,362	17,683	16,078

Total operating expenses	34,470	41,944	136,822	127,022

Loss from operations	(12,701)	(31,876)	(84,857)	(91,786)
Investment income, net	584	1,279	3,174	6,285

Net loss	$(12,117)	$(30,597)	$(81,683)	$(85,501)

Basic and diluted net loss per share	$(0.12)	$(0.38)	$(0.90)	$(1.09)

Weighted-average shares used in computing basic and diluted net loss per share	100,532	79,778	90,988	78,724